UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2009

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 460

San Jose, CA 95110

(408) 570-9700

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2009, Todd A. Spartz, 44, accepted an offer to serve as Chief Financial Officer of Selectica, Inc. (the “Company”). He will commence employment at the Company on September 14, 2009.

Mr. Spartz served as Chief Financial Officer at Nomis Solutions, a provider of pricing and profitability management solutions for financial services companies, from October 2007 to the present. He has also served as Vice President and Corporate Controller at Openwave Systems, from December 2005 until October 2007. Prior to that, Mr. Spartz served in various management positions of Metaward from April 2005 to December 2005, and Oblix from October 2003 to March 2005. Mr. Spartz has a BS Commerce from DePaul University and an MBA from Santa Clara University. Mr. Spartz is a licensed CPA in the state of California.

Mr. Spartz entered into an employment arrangement with the Company under which he will receive an annual base salary of $220,000. Mr. Spartz will be eligible to receive an incentive bonus for each fiscal year of the Company based on objective or subjective criteria established by the Company’s Office of the CEO and approved by the Board of Directors of the Company (the “Board”). Mr. Spartz’s position is eligible for an annual incentive payment of 30% of the base salary ($66,000), payable 2 1/2 months after the close of the fiscal year but only if he is still employed by the Company at that time. For the current fiscal year, Mr. Spartz will receive an incentive payment equal to the regular pro-rated amount of the annual incentive bonus he is entitled to receive. Mr. Spartz will receive 200,000 restricted stock units vesting over four years, with a one year minimum service requirement and full acceleration of unvested units upon a change in control of the Company. Additionally, based upon criteria subject to the approval of the Board, Mr. Spartz will receive 200,000 restricted stock units, with a one year minimum service requirement and full acceleration of unvested units upon a change in control of the Company.

The Company and Mr. Spartz will enter into a Severance Agreement (the “Severance Agreement”), which will provide, among other things, for the continuation of Mr. Spartz’s base salary and health insurance benefits for three months if a he is discharged for a reason other than cause or permanent disability at any time. Mr. Spartz will be entitled to nine months of base salary and health insurance benefits if he is discharged without cause or resigns for good cause within twelve months after the Company is subject to a change in control. Mr. Spartz will be required to execute a release in the form attached to the Severance Agreement as a condition of receiving these benefits.

The Company and Mr. Spartz will also enter into the Company’s standard form of indemnification agreement for directors and executive officers, as set forth on Exhibit 10.1 to the Company’s Registration Statement (No. 333-92545) declared effective on March 9, 2000, pursuant to which the Company agrees, among other things, to indemnify its officers against certain liabilities that may arise by reason of their status or service as officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Richard Heaps, the Company’s current Chief Financial Officer and General Counsel will continue to serve in those capacities until September 11, 2009 and will continue as an employee of the Company until October 1, 2009.

On August 19, 2009, James Thanos announced that he has stepped down as Co-Chair of the Board and terminated his consulting arrangement with the Company. Mr. Thanos will remain a member of the Board.

On August 24, 2009, the Company issued a press release announcing the resignation of Mr. Heaps and appointment of Mr. Spartz. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
Exhibit 99.1	Press Release of Selectica, Inc., dated August 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.

DATE: August 24, 2009	By:	/s/ Brenda Zawatski
Brenda Zawatski
Chair of the Board of Directors